TIMCO AVIATION SERVICES, INC.
NOTICE
Dated August 17, 2005
of
OFFER FOR EARLY CONVERSION OF
8% SENIOR SUBORDINATED PIK NOTES DUE 2006
AND
8% JUNIOR SUBORDINATED PIK NOTES DUE 2007
AND
SOLICITATION OF CONSENTS FOR PROPOSED AMENDMENTS
TO THE INDENTURE
FOR THE 8% SENIOR SUBORDINATED PIK NOTES DUE 2006
OF
TIMCO AVIATION SERVICES, INC.
THE OFFER FOR EARLY CONVERSION AND CONSENT SOLICITATION WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME ON SEPTEMBER 20, 2005, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”). HOLDERS OF SENIOR NOTES AND/ OR JUNIOR NOTES MUST VALIDLY DELIVER THEIR NOTES PURSUANT TO THE OFFER AND CONSENT SOLICITATION ON OR PRIOR TO THE EXPIRATION DATE IN ORDER TO RECEIVE THE OFFER CONSIDERATION AND, WITH RESPECT TO THE SENIOR NOTES, AUTOMATICALLY CONSENT TO THE PROPOSED AMENDMENTS TO THE SENIOR NOTE INDENTURE. NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To:	Brokers, Dealers, Commercial Banks,
Trust Companies and other Nominees:
      This notice, the offering circular and consent solicitation dated August 17, 2005 ( the “Offering Circular”) of TIMCO Aviation Services, Inc. (the “Company”) and the consent and special conversion letter of transmittal (the “Consent and Special Conversion Letter of Transmittal”) have been delivered to you in connection with the Company’s offer for the early conversion of the Senior Notes and/or the Junior Notes into common stock (“Common Stock”).
      Enclosed for your consideration is material relating to the offer (the “Offer”) and, with respect to the Senior Notes only, the solicitation of consents (the “Consent Solicitation”) by the Company. Depending on whether you hold Senior Notes and/or Junior Notes, upon the terms and subject to the conditions of the Offer described in the Offering Circular and the Consent and Special Conversion Letter of Transmittal, you can choose to tender, under the following options (the “offer consideration”):

•	If you elect to convert your Senior Notes into Common Stock during the Special Conversion Period, for each $1,000 in principal amount of Senior Notes, including PIK interest and any accrued but unpaid interest thereon, that you hold, you will receive the approximate 2,080 shares of Common Stock that you would have received upon the automatic conversion of your Senior Notes into equity at their maturity.

•	If you elect to convert your Junior Notes into Common Stock during the Special Conversion Period, for each $1,000 in principal amount of Junior Notes, including PIK interest thereon and any accrued but unpaid interest therein, that you hold, you will receive the approximate 2,056 shares of Common Stock that you would have received upon the automatic conversion of your Junior Notes into equity at their maturity.
      You do not have to tender all of the Senior Notes and/or Junior Notes to participate in the Offer. You may withdraw your tender of Senior Notes and/or Junior Notes at any time before the expiration of this Offer and Consent Solicitation.
      In addition, in conjunction with the Offer and Consent Solicitation, the Company is also soliciting consents (the “Consents”) for certain proposed amendments (the “Proposed Amendments”) to the Indenture for the Senior Notes dated as of February 28, 2002 among the Company, certain of its subsidiaries as guarantors and HSBC Bank, USA, as Trustee (the “Senior Notes Indenture”). The Proposed Amendments will be set forth in a supplemental indenture to the Senior Note Indenture (the “Supplemental Indenture”), which will be executed and delivered by the Company, the Trustee and the other parties to the Senior Note Indenture.
      By tendering Senior Notes, you will automatically consent to the Proposed Amendments to the Senior Note Indenture governing the Notes. A Holder may not Consent to the Proposed Amendments without tendering the Senior Notes related thereto.
      For your information and for forwarding to your clients for whom you hold Senior Notes and/or Junior Notes registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offering Circular dated August 17, 2005.

2. A Consent and Special Conversion Letter of Transmittal for your use and for the information of your clients in accepting the Offer and Consent Solicitation. The Consent and Special Conversion Letter of Transmittal will enable your clients to tender all Senior Notes and/or Junior Notes that they own and thereby automatically deliver the related Consents to the Senior Notes.

3. A printed form of letter, including a Letter of Instructions, which may be sent to your clients for whose accounts you hold Senior Notes and/or Junior Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer and Consent Solicitation.

4. A Notice of Guaranteed Delivery for the Notes to be used to accept the Offer and Consent Solicitation if the Senior Notes and/or Junior Notes and all other required documents cannot be delivered to Continental Stock Transfer and Trust Company (the “Conversion Agent”) by the Expiration Date.
      DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program (“ATOP”).
      In all cases, payment of the offer consideration for Senior Notes and/or Junior Notes accepted for conversion pursuant to the Offer will be made only after timely receipt by the Conversion Agent of certificates evidencing such Notes (or a confirmation of book-entry transfer of such Notes to the Conversion Agent’s account at DTC), a Consent and Special Conversion Letter of Transmittal (or a signed facsimile thereof) properly completed and duly executed (whether through DTC’s ATOP procedure or otherwise), and any other required documents in accordance with the instructions contained in the Consent and Special Conversion Letter of Transmittal.
      The Company will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominees (other than the Conversion Agent and the Information Agent, as described in the Offering Circular) in connection with the tender of Senior Notes and/or Junior Notes and delivery of Consents pursuant to the Offer and Consent Solicitation. However, the Company will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay all transfer taxes to purchase and transfer the Senior Notes and/or Junior Notes pursuant to the Offer, except as provided in Instruction 9 of the Consent and Special Conversion Letter of Transmittal.
      We urge you to contact your clients as promptly as possible in order to obtain their instructions.

      Any inquiries you may have with respect to the Offer and Consent Solicitation should be addressed to Morrow & Co., Inc., the Information Agent, or to Continental Stock Transfer and Trust Company, the Conversion Agent at their respective telephone numbers and addresses set forth on the back page of the Consent and Special Conversion Letter of Transmittal. Additional copies of the enclosed materials may be obtained from the Information Agent.

Very truly yours,

TIMCO AVIATION SERVICES, INC.
      NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS THE AGENT OF THE COMPANY, THE INFORMATION AGENT OR THE CONVERSION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER AND CONSENT SOLICITATION OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED HEREIN AND THEREIN.
      IMPORTANT: The Consent and Special Conversion Letter of Transmittal (or a facsimile), together with Senior Notes and/or Junior Notes and all other required documents must be received by the Conversion Agent on or before the Expiration Date in order for holders to receive Common Stock in the Offer and Consent Solicitation.

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